EXHIBIT 99-1

                      (WPS RESOURCES CORPORATION LETTERHEAD)


For Immediate Release               For more information contact:
May 30, 2000                        Neal Siikarla
                                    Vice President - WPSR Corporate Planning
                                    (920) 433-2985
                                                   - or -
                                    Mark Maranger,
                                    President & CEO - WF&L
                                    (715) 847-6238


                               WPS RESOURCES AND
                  WISCONSIN FUEL & LIGHT ANNOUNCE MERGER PLANS

GREEN BAY, WI - WPS Resources Corporation (NYSE: WPS) today announced it had reached agreement to merge Wisconsin Fuel & Light Company (WF&L) with a wholly owned subsidiary of WPS Resources Corporation (WPSR).

WF&L had previously announced its intentions to pursue options for the company including selling or merging the company.

The transaction will be structured as a tax-free, stock-for-stock exchange. In the merger, holders of WF&L common stock will receive 1.73 shares of WPSR common stock for each share of WF&L common stock they own as long as WPSR common stock trades in a range of between $33.96 and $27.79. In the event that WPSR common stock trades above $33.96 or below $27.79, the exchange ratio will be adjusted. At the close of business on May 26, 2000, WF&L had 1,019,620 shares outstanding, including shares subject to exercisable options. The closing price of WPSR was 32 1/4 on Friday, May 26, 2000.

The Board of Directors of WPSR will be expanded from nine to ten members following completion of the transaction to include one director nominated by WF&L.


                                  ///MORE///

WPS Resources and WF&L Announce Merger
Page 2
May 30, 2000


WPSR's primary subsidiary, Wisconsin Public Service Corporation (WPSC), is an electric and natural gas utility headquartered in Green Bay, Wisconsin. WPSC serves more than 400,000 customers in northeastern and northcentral Wisconsin, as well as a small portion of Michigan's upper peninsula. WPSR's other subsidiaries include Upper Peninsula Power Company, an electric utility serving 48,000 customers in Michigan's upper peninsula, WPS Energy Services, Inc., which provides energy marketing services and energy project management services in the non-regulated energy marketplace, and WPS Power Development, Inc., which develops electric generation projects and provides services to the non-regulated electric generation industry. WPSR's revenues for the year ending December 31,1999 were $1.1 billion.

WF&L provides natural gas and related services to 50,000 customers in the Wausau and Manitowoc, Wisconsin, areas and has its headquarters in Wausau. Its revenues for the year ending December 31, 1999, were $43 million.

A merger transition team made up of representatives from both companies will be established to ensure a smooth transition and continue the already strong tradition of customer, shareholder, and employee value.

"We're excited by the opportunity this combination of companies presents," said WPSC President and COO, Patrick D. Schrickel. "We have worked side-by-side with WF&L throughout the years and we're confident the results of the merger will produce a strong company, steeped in a tradition of exceptional customer service."

WF&L President & CEO Mark Maranger concurred, saying, "These companies are a natural fit. We've worked together in the past and our service territories are similar. Combining the companies will benefit customers, employees, and shareholders."

Maranger added that the 122 WF&L employees at the Wausau or Manitowoc locations would have employment opportunities under the new alignment.

                                  ///MORE///

WPS Resources and WF&L Announce Merger
Page 3
May 30, 2000


The merger is subject to completion and execution of definitive documents and approvals by the Boards of Directors of WF&L and WPSR, shareholders of WF&L, and regulatory agencies, including the Public Service Commission of Wisconsin
(PSCW). The merger is also subject to the expiration of the applicable waiting period under the Hart-Scott-Rodino Anti-Trust Improvements Act. Conditions of closing require that the parties receive an opinion of counsel that the exchange of stock qualifies as a tax-free transaction. Based on optimal times for the required regulatory approvals, the transaction is expected to be completed in 2001.

Utility officials expect the merger to result in improved service and operating standards. Officials from both companies emphasized that community involvement will continue to be a priority. All of WF&L's existing customer contracts will be honored.

                                  ///END///